                               AMENDMENT NO. 3 TO

             AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

         THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT AND DECLARATION
OF TRUST is made as of the 14th day of December, 2001 by the Trustees hereunder.

         WHEREAS, the Trustees have executed an amendment and restatement to the
Agreement and Declaration of Trust dated March 9, 1998, amended March 1, 1999,
March 6, 2001 and August 1, 2001;

         WHEREAS, management had previously recommended to the Board of
Directors of American Century Mutual Funds, Inc. and the Board of Trustees of
American Century Investment Trust, and the Boards had approved, a merger between
High-Yield Fund, a series of American Century Mutual Funds, Inc. and a new series of American Century Investment Trust titled High-Yield Fund; and

         WHEREAS, management has proposed additional changes that eliminate the proposed merger and the Board of Directors of American Century Mutual Funds,
Inc. has terminated the merger agreement between the two funds; and

         WHEREAS, the parties desire to amend the Trust to eliminate High-Yield
Fund;

         NOW, THEREFORE, BE IT RESOLVED, that Schedule A of the Amended and
Restated Agreement and Declaration of Trust for the Trust is hereby amended as of December 14, 2001, by deleting the text thereof in its entirety and inserting in lieu therefor the Schedule A attached hereto.

         IN WITNESS WHEREOF, the Trustees do hereto set their hands as of the
14th day of December, 2001.

Trustees of the American Century Investment Trust

/*/Albert Eisenstat                                    /*/Kenneth E. Scott
Albert Eisenstat                                       Kenneth E. Scott

/*/Ronald J. Gilson                                    /*/James E. Stowers III
Ronald J. Gilson                                       James E. Stowers III

/*/William M. Lyons                                    /*/Jeanne D. Wohlers
William M. Lyons                                       Jeanne D. Wohlers

/*/Myron S. Scholes
Myron S. Scholes

                                   Schedule A

Pursuant to Article III, Section 6, the Trustees hereby establish and designate the following Series as Series of the Trust (and the Classes thereof) with the relative rights and preferences as described in Section 6:

         Series                          Class           Date of Establishment

         Prime Money Market Fund         Investor            06/13/1993
                                         Advisor             06/01/1998
                                         C                   05/01/2001

         Diversified Bond Fund           Investor            08/01/2001
                                         Advisor             08/01/2001
                                         Institutional       08/01/2001

         Premium Money Market Fund       Investor            08/01/2001

This Schedule A shall supersede any previously adopted Schedule A to the
Declaration of Trust.